Exhibit 99.1

PRESS RELEASE	For more information contact:

Prosperity Bancshares, Inc.®	Dan Rollins
Prosperity Bank Plaza	Senior Vice President
4295 San Felipe	713.693.9300
Houston, Texas 77027	dan.rollins@prosperitybanktx.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

NAMES DAVID ZALMAN AS

CHAIRMAN OF THE BOARD

HOUSTON, April 18, 2006. Prosperity Bancshares, Inc.® NASDAQ: (PRSP), the parent company of Prosperity Bank®, announced today that its Board has elected David Zalman as Chairman of the Board of Directors and Chief Executive Officer.

Mr. Zalman has led the company as President and Chief Executive Officer since February 2001, and has served on the senior management team since 1986.

“The Board of Directors has complete confidence in David’s leadership and strategic vision, which is reflected in our decision to appoint him as Chairman of the Board,” said Ned S. Holmes, a director and former Chairman of the Board of Prosperity.

“It will be an honor to serve in the capacity of Chairman of our Board and to continue to build shareholder value by executing on our strategic plan,” said Zalman. “I have had the pleasure of working with two great leaders and visionaries over the past 20 years. Our founder and former Chairman, Tracy Rudolph, who set our company on the path to success, and, since our merger with Commercial Bancshares early in 2001, Ned Holmes, whose business acumen, entrepreneurial spirit, and dedication have served Prosperity well. We cannot thank them enough for all of their contributions.”

Mr. Zalman became a director and Vice President/Secretary of Prosperity Bancshares, Inc.® in 1987, President in 2000 and President and Chief Executive Officer in 2001. He joined Prosperity Bank® as President in 1986 and became Chairman of the Board and Chief Executive Officer in 2001. He was named Senior Chairman and Chief Executive Officer of Prosperity Bank in 2005. From 1978 to 1986, Mr. Zalman was employed by Commercial State Bank in El Campo, beginning as cashier and rising to become Chief Executive Officer.

Zalman received his Bachelor of Business Administration from the University of Texas at Austin in 1978. He is a founding principal of New ICM LP, a manufacturer and distributor of children’s clothing to national and international companies, and currently serves as a partner and director. He has served as a member of the El Campo City Council and as a Trustee of the St. Philip Catholic School Endowment Fund, as well as on various other civic clubs and charitable organizations.

Prosperity Bancshares, Inc.®

Prosperity Bancshares®, a $4.4 billion Houston, Texas - based regional financial holding company, formed in 1983, was named to the Keefe Bruyette & Woods, Inc. 2005 Honor Roll for achieving exceptional earnings per share growth for the past 10 years. Other recent honors include being named to the Sandler O’Neill & Partners 2005 Bank and Thrift Small All Stars, listed in US Banker’s August 2005 Top 100 Publicly Traded Mid-Tier Banks, ranked #2 out of 195 publicly traded companies in the 2005 Stephens, Inc. Bank and Thrift Performance Matrix and the Houston Chronicle’s Houston 100 list.

Operating under a community banking philosophy, Prosperity seeks to develop broad customer relationships based on service and convenience. Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of consumers and small and medium sized businesses. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at www.prosperitybanktx.com, Retail Brokerage Services, MasterMoney Debit Cards, and 24 hour voice response banking. Prosperity currently operates eighty-nine (89) full service banking locations, thirty-eight (38) in the Houston CMSA; sixteen (16) in the Corpus Christi area; eleven (11) in the Dallas area; five (5) in the Austin area; two (2) in East Texas; and seventeen (17) in fifteen contiguous counties south and southwest of Houston generally along the NAFTA highway.

Prosperity Bank® operates the following full service banking centers:

Austin Area - Allandale Congress Lakeway Oak Hill Research Blvd Dallas Area - Abrams Centre Camp Wisdom Kiest Preston Road Turtle Creek Westmoreland Blooming Grove Cedar Hill Corsicana Ennis Red Oak

Corpus Christi Area -

Airline

Alameda

Carmel

Everhart

Northwest

Saratoga

Water Street

Woodlawn

Alice

Aransas Pass

Kingsville

Mathis

Port Aransas

Portland

Rockport

Sinton

East Texas Area -

Crockett

Grapeland

Houston Area -

Aldine

Bellaire

CityWest

Copperfield

Cypress

Downtown

Fairfield

Gladebrook

Heights

Highway 6

Holcombe

Katy

Medical Center

Memorial

Midtown

Pecan Grove

Post Oak

River Oaks

SW Medical Center

Sugar Land

Tanglewood

Waugh Drive

Westheimer

Woodcreek

Uptown

Angleton

Clear Lake

Cleveland

Dayton

Galveston

Hitchcock

Liberty

Magnolia

Mont Belvieu

Needville

Sweeny

West Columbia

Winnie

South Texas Area - Bay City Beeville Cuero East Bernard Edna El Campo Goliad Gonzales Hallettsville Palacios Port Lavaca Seguin Victoria Victoria - Navarro Victoria - North Wharton Yoakum Yorktown

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by our management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions’ estimates and projections about Prosperity Bancshares®, and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully identify acquisition targets and close and integrate acquisitions; continue to provide products and services that appeal to our customers; continue to have access to the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; weather; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in our most recent Annual Report on Form 10-K and other reports and statements we have filed with the SEC.

Copies of Prosperity Bancshares’s ® SEC filings may be downloaded from the Internet at no charge from www.prosperitybanktx.com.

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